                                                                      EXHIBIT 15

                                  May 6, 1998







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  First Liberty Financial Corp.
     Registration on Form S-4

We are aware that our report dated February 12, 1998 on our review of interim financial information of First Liberty Financial Corp. (the "Company") for the three-month period ended December 31, 1997, and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certfied by us within the meaning of Sections 7 and 11 of that Act.



/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.